UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2009

SCRIPPS NETWORKS INTERACTIVE, INC.

(Exact name of Registrant as specified in its charter)

Ohio	1-34004	61-1551890
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

312 Walnut Street, Cincinnati, Ohio	45202
(Address of principal executive offices)	(Zip code)

(513) 824-3200

(Registrant's telephone number including area code)

Not applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On November 18, 2009, the Company amended the Scripps Networks Interactive, Inc. Supplemental Executive Retirement Plan (“SERP”) and the Scripps Networks Interactive, Inc. Executive Deferred Compensation Plan (“Deferred Compensation Plan”), and adopted the Scripps Networks Interactive, Inc. Supplemental Contribution Plan (the “Supplemental Contribution Plan”), all to be consistent with changes previously made by the Company to the Scripps Networks Interactive, Inc. Pension Plan (“Pension Plan”) and the Scripps Networks Interactive, Inc. 401K Savings Plan (“401K Plan”). The amendments to the SERP and the Deferred Compensation Plan, and a description of the new Supplemental Contribution Plan are summarized below. These are only summaries and are qualified in their entirety by the terms of the amendments and the plan.

Amendment to the Supplemental Executive Retirement Plan

The Amendment to the Supplemental Executive Retirement Plan, effective January 1, 2010, freezes the plan with respect to otherwise eligible employees who have not completed at least one year of eligible service (as defined in the Pension Plan) as of December 31, 2009, so that the SERP will mirror similar changes previously made by the Company to the Pension Plan.

Amendment to the Deferred Compensation Plan

The Amendment to the Deferred Compensation Plan, effective January 1, 2010, (i) extends eligibility to management employees with annual salaries in excess of $200,000, and (ii) provides a matching contribution on deferrals of base salary and annual incentive.

Adoption of the Supplemental Contribution Plan

The Supplemental Contribution Plan (i) provides “excess” age and service credits to participants whose age and service contributions under the 401K Plan are subject to limits imposed by the Internal Revenue Service, and (ii) provides enhanced age and service credits to designated participants who have attained at least age 45 with at least 5 years of service as of January 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SCRIPPS NETWORKS INTERACTIVE, INC.

Date: November 24, 2009	By:	/s/ JOSEPH G. NECASTRO
Joseph G. NeCastro
Executive Vice President and Chief Financial Officer

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